Exhibit 10jjj

Norfolk Southern Corporation Long-Term Incentive Plan
Award Agreement

Restricted Stock Units

This AGREEMENT dated as of <Date> (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and <Employee Name> (Participant), Employee ID No. <Emp_Id>.

1.Award Contingent Upon Execution of this Agreement and of Non-Compete. This Award is contingent upon the Participant’s execution of this Agreement and the associated non-compete agreement, which is a condition precedent to this Award. This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes the non-compete agreement on or before <Date>, and thereafter fully complies with its terms.

2.Terms of Plan Govern. Each Award made hereunder is made pursuant to the Norfolk Southern Corporation Long‑Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement. The Participant agrees to be bound by all the terms and provisions of the Plan and by all determinations of the Committee thereunder. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

3.Award of Restricted Stock Units. The Corporation hereby grants to the Participant on Award Date <#_of_RSUs> Restricted Stock Units. Each Restricted Stock Unit is a contingent right to receive a Restricted Stock Unit Share, subject to the restrictions and other terms and conditions set forth in the Plan and this Agreement. Each Restricted Stock Unit shall equal the Fair Market Value of one share of the Common Stock of the Corporation on the date all applicable restrictions lapse.

The Participant’s Award of Restricted Stock Units shall be recorded in a memorandum account. The Participant shall have no beneficial ownership interest in the Common Stock of the Corporation represented by the Restricted Stock Units awarded. The Participant shall have no right to vote the Common Stock represented by the Restricted Stock Units awarded or to receive dividends, except for Dividend Equivalent payments as set forth below.

(a)Restriction Period. The Restricted Stock Units are subject to a five-year Restriction Period which terminates on <Date>.

(b)Restrictions. Until the expiration of the Restriction Period or the lapse of restrictions in the manner provided in paragraph 3(c) of this Agreement, Restricted Stock Units shall be subject to the following restrictions:

i.the Participant shall not be entitled to receive the Restricted Stock Unit Shares to which the Participant may have a contingent right to receive in the future;

ii.the Restricted Stock Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, used to exercise options or otherwise disposed of; and

iii.the Restricted Stock Units may be forfeited immediately as provided in this Agreement and in the Plan.

(c)    Distribution of Restricted Stock Units.

i.If the Participant remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Restriction Period, upon the expiration of the Restriction Period all restrictions applicable to the Restricted Stock Units shall lapse and whole shares of Common Stock of the Corporation equal to the Fair Market Value on the date all applicable restrictions of the awarded Restricted Stock Units have lapsed shall be distributed to the Participant, subject to tax withholding as provided in Section 6 of this Agreement.

ii.If the Participant’s employment is terminated for any reason other than the Retirement, Disability, or death of the Participant in service before the expiration of the Restriction Period, the Restricted Stock Units shall be forfeited immediately and all rights of the Participant with respect to such Restricted Stock Units shall terminate without further obligation on the part of the Corporation or any Subsidiary Company.

iii.If the Participant is granted a leave of absence before the expiration of the Restriction Period, the Participant shall not forfeit any rights with respect to any Restricted Stock Units subject to the Restriction Period, except for Dividend Equivalent Payments as provided in Section 4 of this Agreement, unless the Participant’s employment with the Corporation or a Subsidiary Company terminates at any time during or at the end of the leave of absence and before the expiration of the Restriction Period, at which time all rights of the Participant with respect to such Restricted Stock Units shall terminate without further obligation on the part of the Corporation or any Subsidiary Company.

iv.If the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant in service before the expiration of the Restriction Period, the restrictions on the Restricted Stock Units shall lapse upon the expiration of the Restriction Period. If the Participant dies before the expiration of the Restriction Period, the restrictions on the Restricted Stock Units shall lapse immediately. At such time, whole shares of Common Stock equal to the Fair Market Value of the Restricted Stock Units on the date all applicable restrictions of the Restricted Stock Units have lapsed shall be distributed to the Participant or the Participant’s Beneficiary in the event of the Participant’s death, subject to tax withholding as provided in Section 6 of this Agreement.

Notwithstanding the foregoing, if the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant in service before the expiration of the Restriction Period and the Participant Engages in Competing Employment within a period of two years following Retirement or Disability, and prior to expiration of the Restriction Period, then the Restricted Stock Units shall be forfeited immediately and all rights of the Participant to such Units shall terminate without further obligation on the part of the Corporation or any Subsidiary Company. A Participant “Engages in Competing Employment” if the Participant works for or provides services for any Competitor, on the Participant’s own behalf or on behalf of others, including, but not limited to, as a consultant, independent contractor, director, owner, officer, partner, joint venturer, or employee. For this purpose, a “Competitor” is any entity in the same line of business as the Corporation in North American markets in which the Corporation competes, including, but not limited to, any North American Class I rail carrier, any other rail carrier competing with the Corporation (including without limitation a holding or other company that controls or operates or is otherwise affiliated with any rail carrier competing with the Corporation), and any other provider of transportation services competing with Corporation, including motor and water carriers.

Moreover, notwithstanding the foregoing, the Restricted Stock Units shall be forfeited immediately and all rights of the Participant to such Units shall terminate if:

A.	the Participant’s employment is terminated by reason of the Retirement or Disability of the Participant before the expiration of the Restriction Period, and

B.	it is determined that the Participant engaged in any of the following:

1.
the Participant engaged in an act of fraud, embezzlement or theft in connection with the Participant’s duties or in the course of the Participant’s employment with the Corporation or Subsidiary Company; or

2.	the Participant disclosed confidential information in violation of a confidentiality agreement with the Corporation or a Subsidiary Company, or otherwise in violation of the law.
A determination under this paragraph shall be made by the Committee with respect to a participant who was, at any time, employed at the level of Vice President or above, and this determination shall be made by the Vice President Human Resources with respect to all other participants, and in either situation upon consultation with the Corporation’s chief legal officer.

Participant understands that nothing in this Agreement (1) prohibits or impedes Participant from reporting possible violations of federal law or regulation to any governmental agency or entity (including but not limited to the Department of Justice, the Securities and Exchange Commission (SEC), the Congress, and any agency Inspector General), from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from receiving a monetary award from the SEC related to participation in an SEC investigation or proceeding, or (2) requires Participant to obtain prior authorization of the Corporation to make any such reports or disclosures or to notify the Corporation of such reports or disclosures.

v.The Committee, in its sole discretion, may waive any or all restrictions with respect to Restricted Stock Units. Notwithstanding any waiver, any delivery of Restricted Stock Units to the Participant may not be made earlier than delivery would have been made absent such waiver of restrictions.

4.Dividend Equivalent Payments. Except as otherwise provided herein, the Corporation shall make to a Participant who holds Restricted Stock Units on the declared record date a cash payment on the number of shares of Common Stock represented by the Restricted Stock Units held by Participant on such date, payable on the tenth (10th) day of March, June, September, and December, equal to dividends declared by the Board of Directors of the Corporation and paid on Common Stock.

Each dividend equivalent shall be equal to the amount of the regular quarterly dividend paid in accordance with the Corporation’s normal dividend payment practice as may be determined by the Committee, in its sole discretion. Dividend equivalent payments shall not be made during a Participant’s leave of absence.

5.Savings Clause for Rules of Professional Responsibility. Nothing contained in this Agreement will operate or be construed to restrict a lawyer in the practice of law in contravention of Rule 5.6 of the Virginia Rules of Professional Conduct or a similar professional conduct rule applicable to a lawyer who is an active member of any other state bar.

6.Tax Withholding. The minimum necessary tax withholding obligation with respect to an award of Restricted Stock Units will be satisfied with shares of Common Stock of the Corporation upon distribution of such award.

7.Governing Law. The Participant agrees that this Award shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia without regard to Virginia’s choice of law rules. The Participant consents to the personal jurisdiction of the federal and/or state courts serving the Commonwealth of Virginia and waives any defenses of forum non conveniens. The Participant agrees that any and all initial judicial actions related to this Award shall only be brought in the United States District Court for the Eastern District of Virginia, Norfolk Division or the appropriate state court in the City of Norfolk, Virginia regardless of the place of residence or work location of the Participant at the time of such action.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement by his or her electronic acceptance hereof, in acceptance of the above‑mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

By:
NORFOLK SOUTHERN CORPORATION

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